Exhibit 23.1

Consent of Ernst & Yount LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-21825 and 333-21827) pertaining to the 1995 Stock Option Plan and the Stock Option Plan for Non-Employee Directors, respectively, of Point West Capital Corporation of our report dated March 13, 2001, with respect to the consolidated financial statements of Point West Capital Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission

/s/Ernst & Yound LLP

San Francisco, California
March 13, 2001